Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the following Registration Statements:

(1)	Form S-3 (No. 333-182267) of Washington Real Estate Investment Trust,
(2)	Form S-3 (No. 333-182264) of Washington Real Estate Investment Trust,
(3)	Form S-4 (No. 333-48293) of Washington Real Estate Investment Trust,
(4)	Form S-8 (No. 333-63671) pertaining to the 1991 Incentive Stock Option Plans and Two Non-Qualified Share Plans of Washington Real Estate Investment Trust,
(5)	Form S-8 (No. 333-48081) pertaining to the Washington Real Estate Investment Trust Share Grant Plan and Washington Real Estate Investment Trust Stock Option Plan for Trustees,
(6)	Form S-8 (No. 333-48882) pertaining to the 1991 Incentive Stock Plan of Washington Real Estate Investment Trust,
(7)	Form S-8 (No. 333-68016) pertaining to the 2001 Stock Option Plan of Washington Real Estate Investment Trust, and
(8)	Form S-8 (No. 333-145327) pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust,

of our report dated July 17, 2014, relating to our audit of the Historical Summary of Revenue and Certain Expenses of Yale West Apartments for the year ended December 31, 2013 included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP
Chicago, Illinois
July 17, 2014